PRESS RELEASE FOR	EAGLE BANCORP, INC.
IMMEDIATE RELEASE	CONTACT:
David G. Danielson
April 19, 2023	240.552.9534
EAGLE BANCORP, INC. ANNOUNCES NET INCOME FOR
FIRST QUARTER 2023 OF $24.2 MILLION OR $0.78 PER DILUTED SHARE

BETHESDA, MD, Eagle Bancorp, Inc. (the "Company") (NASDAQ: EGBN), the parent company of EagleBank (the "Bank"), today announced net income of $24.2 million for the first quarter 2023, compared to net income of $42.2 million for the fourth quarter 2022 (the "prior quarter") and $45.7 million for the first quarter 2022 (the "year ago quarter"). Net income was $0.78 per share (basic and diluted) for the first quarter 2023, compared to $1.32 per share (basic and diluted) for the prior quarter, and $1.43 per share (basic) and $1.42 per share (diluted) for the year-ago quarter.
The $18.0 million decrease in earnings from the prior quarter was primarily attributable to the decrease in net interest income and a higher provision for credit losses. The decrease in net interest income was primarily attributable to higher interest expense as the rate paid on deposits increased in response to Federal Reserve rate increases and the funding mix changed reflecting a higher level of borrowings at rates higher than those of the deposits the borrowings replaced. These increases in interest expense outpaced the increase in interest income from loans. Additionally, the higher provision for credit losses was primarily attributable to qualitative factors, loan growth, and, to a lesser extent, reserves on corporate bonds within the securities portfolio.
First Quarter 2023 Highlights
•Common equity and tangible common equity ratios at quarter-end were 11.20% and 10.36%1, respectively.
•Nonperforming assets as a percent of assets was 0.08%. Net charge-off for the quarter was $975 thousand.
•Investment securities Held-to-Maturity had a fair value that was $112 million less than carrying value at quarter-end. This amount (unadjusted for tax impact) is 9.0% of quarter-end common shareholders' equity, which was $1.2 billion, and 9.8% of quarter-end tangible common equity, which was $1.1 billion1.
•Loans at quarter-end were $7.7 billion, up $102 million from the prior quarter-end. This was the sixth consecutive quarterly increase. Loans were up 1.3% from the prior quarter and 8.8% from the year-ago quarter.
1 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

•The provision for credit losses was $6.2 million for the quarter, as compared to a reversal of $0.5 million the prior quarter. The allowance for credit losses on loans was 1.01%, up from 0.97% a quarter ago and flat from 1.01% a year ago.
•The funding mix changed as deposits at quarter-end were $7.5 billion, down $1.2 billion from the prior quarter-end. Short-term borrowings were $2.1 billion, up $1.1 billion from the prior quarter-end.
•Aggregate borrowing capacity at quarter-end was $1.7 billion, which consists of $689 million of additional aggregate capacity to borrow from the Federal Home Loan Bank of Atlanta ("FHLB") and Bank Term Funding Program ("BTFP") on assets that have been pledged, and unencumbered securities totaling approximately $1.0 billion available for pledging to the FHLB or the BTFP.
•Uninsured deposits at quarter-end were $3.2 billion2, or 42.9% of total deposits.
•For our shareholders, during the quarter the Company repurchased 400,000 shares at an average price of $45.65 per share (including commissions), totaling an aggregate of $18.3 million. Additionally, the Company declared a quarterly dividend of $0.45 per share.

(Dollars in thousands, except per share data)	As of or for the Three Months Ended			Percent Change
	March 31,	Dec. 31,	March 31,	Q1-23		Q1-23
	2023	2022	2022	vs. Q4-22		vs. Q1-22
Income Statement
Net income	$24,234	$42,193	$45,744	(42.6)%		(47.0)%
Net income per diluted share	$0.78	$1.32	$1.42	(40.9)%		(45.1)%
Dividend per common share	$0.45	$0.45	$0.40	—%		12.5%

Selected Ratios
Return on average assets	0.86%	1.49%	1.46%	—	—	—
Return on average common equity	7.92%	13.57%	13.83%	—	—	—
Return on average tangible common equity[3]	8.65%	14.82%	14.99%	—	—	—
Net interest margin	2.77%	3.14%	2.65%	—	—	—
Efficiency ratio[3]	51.6%	42.8%	35.3%	—	—	—

Balance Sheet
Assets	$11,088,867	$11,150,854	$11,227,223	(0.6)%		(1.2)%
Loans	$7,737,676	$7,635,632	$7,113,807	1.3%		8.8%
Deposits	$7,463,241	$8,713,182	$9,586,259	(14.3)%		(22.1)%
Total capital (to risk weighted assets)	14.74%	14.94%	15.21%	—		—

Per Share
Book value per share	$39.92	$39.18	$39.89	1.9%		0.1%
Tangible book value per share[3]	$36.57	$35.86	$36.64	2.0%		(0.2)%

Asset quality
Allowance for credit losses to total loans	1.01%	0.97%	1.01%	—	—	—
Nonperforming assets ("NPAs") to total assets	0.08%	0.08%	0.23%	—	—	—
Net charge-off to average loans (annualized)	0.05%	0.05%	0.03%	—	—	—
2 Estimated amount of uninsured deposits to be reported on line RCON5597 of schedule RC-O in EagleBank's March 31, 2023 Call Report.
3 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

CEO Commentary
Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. commented, "While we are disappointed with our first quarter operating results, our capital ratios are well in excess of regulatory minimums and our asset quality metrics remained strong, even against the backdrop of a challenging market, including continued disintermediation of deposits amid a rising interest rate environment. We met the liquidity needs of our depositors, and the credit needs of our borrowers, while holding firm to our commitment to strong underwriting and risk management practices. Additionally, first quarter earnings provided continued support for shareholders in the form of share repurchases and dividends. I believe our strong Relationships FIRST franchise and balance sheet, including a sizable amount of unencumbered assets and borrowing capacity, position EagleBank well to meet the banking needs of the communities and customers we serve."
"We once again thank all of our employees for their commitment in serving the needs of our clients and communities. Additionally, we remain committed to a culture of respect, diversity and inclusion in both the workplace and the communities we serve."

Income Statement

•Net interest income was $75.0 million for the first quarter 2023, compared to $85.6 million for the prior quarter and $80.5 million for the year-ago quarter. The decrease in net interest income from the prior quarter was primarily driven by the impact of higher interest rates paid on deposits, a change in the funding mix reflecting a higher level of borrowings at rates higher than those of the deposits the borrowings replaced, and, late in the quarter, a shift in noninterest bearing deposit accounts to interest bearing deposit accounts. Higher interest rates also benefited loan yields as variable rate loans adjusted upward, new loans were added at current rates and total loans were higher, but the increase to interest income was less than the increase in interest expense on average deposits and average borrowings.

•Net interest margin ("NIM") was 2.77% for the first quarter 2023, compared to 3.14% for the prior quarter and 2.65% for the year-ago quarter. The decrease in margin from the prior quarter was 37 basis points. The NIM contraction was based on the cost of funds increasing by 81 basis points, partially offset by the yield on earning assets increasing 44 basis points.
◦The yield on interest earning assets, which is inclusive of the yields on loans and securities, was 5.17% for the first quarter 2023 compared to 4.73% for the prior quarter and 2.91% for the year-ago quarter. The increase of 44 basis points from the prior quarter was from variable rate loans adjusting upward, higher rates on newly originated loans and higher rates on short-term investments.
◦The yield on the loan portfolio was 6.35% for the first quarter 2023, compared to 5.87% for the prior quarter and 4.35% for the year-ago quarter. The increase of 48 basis points from the prior quarter was from variable rate loans adjusting upward and from higher rates on newly originated loans.
◦The cost of funds was 2.40% for first quarter 2023, compared to 1.59% for the prior quarter and 0.26% for the year-ago quarter. The increase of 81 basis points from the prior quarter was primarily due to higher rates paid on savings and money market accounts and a change in the funding mix reflecting a higher level of borrowings at rates higher than those of the deposits the borrowings replaced. Additionally, late in the quarter, some noninterest bearing deposit accounts moved to interest bearing deposit accounts.

•Pre-provision net revenue ("PPNR"),4 a non-GAAP measure, was $38.1 million for the first quarter 2023, compared to $52.0 million for the prior quarter and $56.9 million for the year-ago quarter. As a percent of average assets, PPNR for the first quarter 2023 was 1.35%5, compared to 1.83%5 for the prior quarter and 1.79%5 for the year-ago quarter. This decrease in both PPNR and PPNR as a percent of average assets from the prior quarter was primarily attributable to the decrease in net interest income as a percent of average assets (down 35 bps) as the rise in deposit and borrowing costs increased interest expense faster than the rise in loan rates increased interest income and, to a lesser extent, the decrease in noninterest income as a percent of average assets (down 6 bps) as the mortgage division ceased taking mortgage applications in the first quarter of 2023.

(Dollars in thousands)	Three Months Ended			Percent Change
	March 31,	December 31,	March 31,	Q1-23	Q1-23
	2023	2022	2022	vs. Q4-22	vs. Q1-22
Net interest income	$75,024	$85,600	$80,452	(12.4)%	(6.7)%
Noninterest income	3,700	5,329	7,453	(30.6)%	(50.4)%
Less: Noninterest expense	(40,584)	(38,918)	(31,012)	4.3%	30.9%
PPNR	$38,140	$52,011	$56,893	(26.7)%	(33.0)%

Average Assets	$11,426,056	$11,255,956	$12,701,152	1.5%	(10.0)%

	As a Percent of Average Assets			Basis Point Change
Net interest income	2.66%	3.01%	2.53%	(35) bps	13 bps
Noninterest income	0.13%	0.19%	0.23%	(6) bps	(10) bps
Noninterest expense	(1.44)%	(1.37)%	(0.97)%	(7) bps	(47) bps
PPNR to Average Assets (non-GAAP)	1.35%	1.83%	1.79%	(48) bps	(44) bps

•Provision for credit losses on loans was $6.2 million for the first quarter 2023, compared to a reversal of $0.5 million for the prior quarter and a reversal of $2.8 million for the year-ago quarter. The increase in the first quarter 2023 provision over the prior quarter was primarily driven by changes in the qualitative and environmental ("Q&E") portion of the credit model associated with an additional allowance for commercial real estate office properties, and an increase in loans. Additionally, $1.2 million of the first quarter 2023 provision related to several corporate bonds in the securities portfolio. Corporate bonds represented less than 4% of the book value of the securities portfolio (combined available-for-sale and held-to-maturity portfolios).

•Noninterest income was $3.7 million for the first quarter 2023, as compared to $5.3 million for the prior quarter and $7.5 million for the year-ago quarter. The primary driver for the decrease in the first quarter 2023 and the prior quarter as compared to the year-ago quarter is higher rates on mortgage loans leading to fewer mortgage originations. Additionally, the residential mortgage division ceased taking mortgage applications in the first quarter of 2023.

•Noninterest expense was $40.6 million for the first quarter 2023 compared to $38.9 million for the prior quarter and $31.0 million for the year-ago quarter. Noninterest expense was up $1.7 million from the prior quarter, which included a $958 thousand one-time reversal of a legal accounts receivable (described below). The notable changes from the prior quarter were as follows:
4 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table below.
5 Periods of less than one year are annualized.

◦Salaries and employee benefits were $24.2 million, up $483 thousand from the prior quarter. The increase was primarily due to a combination of higher employee benefit costs and higher payroll taxes offset by lower incentive accruals.
◦Legal, accounting and professional fees were $3.3 million, up $701 thousand from the prior quarter. The increase was primarily due to a $958 thousand reversal of legal accounts receivable as Directors & Officers insurance availability relating to the previously settled litigations and investigations was fully depleted.
◦Marketing and advertising expenses were $636 thousand, down $654 thousand from the prior quarter as advertising and promotion costs were reduced.
◦Other expenses were $4.6 million, up $1.4 million from the prior quarter. The increase was primarily attributable to compensation for the Company's Executive Chairman.
At then end of the quarter, the Alexandria, Virginia branch was closed as it had an expiring lease. This reduced our branch count to fifteen and the annualized pre-tax cost savings in rental expense will be approximately $197 thousand.

•Efficiency ratio6 was 51.6% for the first quarter 2023 compared to 42.8% for the prior quarter and 35.3% for the year-ago quarter. The increase in the efficiency ratio this quarter was primarily driven by the impact of higher interest rates on funding driving down net interest income, rather than an increase in noninterest expense. In comparison to the prior quarter, net interest income as a percent of average assets was down 35 basis points while noninterest expense as a percent of average assets was up 7 basis points.

•Effective income tax rate for the first quarter 2023 was 22.1%, compared to 19.3% for the prior quarter and 23.4% for the year-ago quarter. The increase in the effective tax rate from the prior quarter was due to the prior quarter including an update to our apportionment of revenues among the states in which we operate.

Balance Sheet

•Total assets were $11.1 billion at March 31, 2023, down 0.6% from a quarter ago and down 1.2% from a year ago. The decrease in assets from the prior quarter-end was primarily from a reduction in interest bearing deposits with other banks, securities and Fed Funds sold, partially offset by higher loans.

•Investment securities Available-for-Sale ("AFS") had a balance of $1.6 billion at March 31, 2023, down 1.0% from a quarter ago and down 10.9% from a year ago. The decrease from the prior quarter-end was primarily from principal paydowns and maturities received, offset by a slightly higher carrying value on AFS securities. No new investments were purchased during the first quarter of 2023.

•Investment securities Held-to-Maturity ("HTM") had a balance of $1.1 billion at March 31, 2023, down 1.7% from a quarter ago and down 6.8% from a year ago. The decrease from the prior quarter-end was primarily from principal paydowns and maturities received, as well as a higher credit reserve placed against several corporate bond securities within the portfolio. No new investments were purchased during the first quarter of 2023.
Investment securities HTM had a fair value which was $112 million less than carrying value at quarter-end, compared to a difference of $125 million a quarter ago.
6 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

•Total loans (excluding loans held for sale) were $7.7 billion at March 31, 2023, up 1.3% from a quarter ago and up 8.8% from a year ago. The increase in total loans from the prior quarter-end was driven by growth in commercial real estate ("CRE") loans and commercial & industrial loans ("C&I"). The increase in loans and the decrease in deposits increased the loan-to-deposit ratio to 104% from 88% the prior quarter.

•Allowance for credit losses was 1.01% of total loans at March 31, 2023, compared to 0.97% a quarter ago, and 1.01% a year ago. See commentary above in section "Provision for Credit Losses on Loans".
Net charge-off was $975 thousand for the quarter, which as a percent of average loans (excluding loans held for sale)7 was 0.05% for the first quarter 2023, compared to 0.05% a quarter ago, and 0.03% the year-ago quarter.

•Nonperforming loans and assets were $6.8 million and $8.7 million, respectively, at March 31, 2023.
◦Nonperforming loans as a percent of loans were 0.09% at March 31, 2023, compared to 0.08% a quarter ago and 0.33% a year ago. At quarter end, the number of nonperforming notes was 18, down from 21 the prior quarter end.
◦Nonperforming assets as a percent of assets were 0.08% at March 31, 2023, compared to 0.08% a quarter ago and 0.23% a year ago. At quarter end, other real estate owned ("OREO") consisted of four properties with an aggregate value of $2.0 million.
◦Loans 30-89 days late were $15.7 million at March 31, 2023, up from $2.2 million a quarter ago and $13.0 million a year ago. The increase from the prior quarter was from one credit for $14.1 million, which has since been brought current.

•Total deposits were $7.5 billion at March 31, 2023, down 14.3% from a quarter ago and down 22.1% from a year ago. The decrease from the prior quarter-end was primarily attributable to outflows from noninterest bearing deposits and savings/money market accounts, partially offset by the increase in time deposits. For the quarter, average noninterest bearing deposits to average total deposits was 37.4% for the first quarter 2023, down from 40.9% a quarter ago and up from 36.1% for the year-ago quarter. The percentage in the first quarter 2023 reflected lower noninterest bearing deposits, partially offset by lower average deposits.
Total estimated uninsured deposits at March 31, 2023 were $3.2 billion8, or 42.9% of deposits.

•Other short-term borrowings were $2.1 billion at March 31, 2023, up from $975 million a quarter ago, and up from $150 million a year ago. The increase in borrowings from the prior quarter-end was primarily driven by the decrease in total deposits and, to a lesser extent, loan growth. These short-term borrowings consisted of $800 million from the BTFP secured by U.S. Treasuries, agency debt and mortgage-backed securities as collateral, and $1.3 billion from the FHLB secured by collateral consisting of qualifying loans in the Bank's commercial mortgage, residential mortgage and home equity loan portfolios as well as qualifying securities. The BTFP provides a source of liquidity in addition to sources available from the FHLB and others. The Company drew advances from the BTFP to optimize its funding mix taking into account collateral terms and interest rates at the time the program was accessed. As of March 31, 2023, the Company had aggregate undrawn borrowing capacity of $1.7 billion, which includes $689 million in additional aggregate capacity to borrow with the FHLB and BTFP on assets that have been
7 Net charge-offs as a percent of average loans (excluding loans held for sale) are shown on an annualized basis.
8 Estimated amount of uninsured deposits to be reported on line RCON5597 of schedule RC-O in EagleBank's March 31, 2023 Call Report.

pledged and unencumbered securities totaling approximately $1.0 billion available for pledging to the FHLB or BTFP.
◦BTFP borrowings were $800 million at March 31, 2023 with a rate of 4.38% for a term of up to one year.
◦FHLB borrowings were $1.3 billion at March 31, 2023 with a floating rate, at an average rate of 5.08%.
•Total shareholders’ equity was $1.2 billion at March 31, 2023, up 1.1% from a quarter ago, and down 2.9% from a year ago. The increase in shareholders' equity of $13.6 million from the prior quarter-end was primarily from net income and improved valuations of AFS securities, partially offset by reductions in capital from the impact of share repurchases and dividends declared. Net income for the quarter was $0.78 per share and dividends declared were $0.45 per share.
◦Book value per share was $39.92, up $0.74 from a quarter ago, and up $0.03 from a year ago.
◦Tangible book value per share9 was $36.57, up $0.71 from a quarter ago, and down $0.07 from a year ago.

•Dividends: On March 16, 2023, the Board of Directors declared a quarterly cash dividend of $0.45 per share payable on April 28, 2023 to shareholders of record on April 6, 2023.

•Stock Repurchases: During the quarter, the Company repurchased 400,000 shares at an average price of $45.65 per share (including commissions), totaling an aggregate of $18.3 million.

•Capital ratios for the Company are in the table below. Regulatory capital ratios for the Company continue to be strong and in excess of the regulatory requirements (inclusive of applicable buffers). Regulatory capital ratios based on risk weighted assets were down primarily on the increase in risk weighted assets from the prior quarter. Common capital ratios were higher as retained earnings and reduction in unrealized losses on investment securities AFS led to an increase in both equity and tangible common equity, and assets and tangible assets were slightly lower than the prior quarter.

	For the Company			Minimum Required
	March 31,	December 31,	March 31,	For Capital
	2023[10]	2022	2022	Adequacy Purposes
Regulatory Capital Ratios
Total Capital (to risk weighted assets)	14.74%	14.94%	15.21%	10.50%
Tier 1 Capital (to risk weighted assets)	13.75%	14.03%	14.12%	8.50%
Common Equity Tier 1 (to risk weighted assets)	13.75%	14.03%	14.12%	7.00%
Tier 1 Capital (to average assets)	11.42%	11.63%	9.82%	4.00%

Common Capital Ratios
Common Equity Ratio	11.20%	11.02%	11.40%	—
Tangible Common Equity Ratio[9]	10.36%	10.18%	10.57%	—

9 A reconciliation of non-GAAP financial measures to the nearest GAAP measure is provided in the tables that accompany this document.
10 Capital ratios for March 31, 2023 are subject to final filings with the Federal Reserve.

Additional financial information: The financial information that follows provides more detail on the Company’s financial performance for the three months ended March 31, 2023 as compared to the three months ended December 31, 2022 and March 31, 2022, as well as eight quarters of trend data. Persons wishing additional information should refer to the Company’s annual report on Form 10-K for the year ended December 31, 2022, and other reports filed with the SEC.
About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through fifteen banking offices and five lending offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace, and is committed to a culture of respect, diversity, equity and inclusion in both its workplace and the communities in which it operates.

Conference call: Eagle Bancorp will host a conference call to discuss its first quarter 2023 financial results on Thursday, April 20, 2023 at 10:00 a.m. eastern time. The public is invited to listen to this call by registering at the link https://register.vevent.com/register/BI71620bd5fb594956898b4cef6d7bd4ea or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through May 4, 2023.

Forward-looking statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "can," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," "could," "strive," "feel" and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including ongoing challenges and uncertainties relating to the continued evolution of COVID-19, including on our credit quality, asset and loan growth and broader business operations, volatility in interest rates and interest rate policy, the current high inflationary environment, competitive factors) and other conditions (such as the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks), which by their nature are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance, and nothing contained herein is meant to or should be considered and treated as earnings guidance of future quarters’ performance projections. Information regarding the Company’s uninsured deposits consists of preliminary estimates, which are forward-looking statements and subject to change, possibly materially, as the Company completes its first quarter 2023 Call Report. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Income Statements:
Total interest income	$140,247	$129,130	$88,321
Total interest expense	65,223	43,530	7,869
Net interest income	75,024	85,600	80,452
Provision for (reversal of) credit losses	6,164	(464)	(2,787)
Provision for (reversal of) unfunded commitments	848	161	(11)
Net interest income after provision for credit losses	68,012	85,903	83,250
Noninterest income (before investment gain)	3,721	5,326	7,478
Net gain (loss) on sale of investment securities	(21)	3	(25)
Total noninterest income	3,700	5,329	7,453
Total noninterest expense	40,584	38,918	31,012
Income before income tax expense	31,128	52,314	59,691
Income tax expense	6,894	10,121	13,947
Net income	$24,234	$42,193	$45,744

Per Share Data:
Earnings per weighted average common share, basic	$0.78	$1.32	$1.43
Earnings per weighted average common share, diluted	$0.78	$1.32	$1.42
Weighted average common shares outstanding, basic	31,109,267	31,819,631	32,033,280
Weighted average common shares outstanding, diluted	31,180,346	31,898,619	32,110,099
Actual shares outstanding at period end	31,111,647	31,346,903	32,079,474
Book value per common share at period end	$39.92	$39.18	$39.89
Tangible book value per common share at period end (1)	$36.57	$35.86	$36.64
Dividend per common share	$0.45	$0.45	$0.40

Performance Ratios (annualized):
Return on average assets	0.86%	1.49%	1.46%
Return on average common equity	7.92%	13.57%	13.83%
Return on average tangible common equity (1)	8.65%	14.82%	14.99%
Net interest margin	2.77%	3.14%	2.65%
Efficiency ratio (2)	51.6%	42.8%	35.3%

Other Ratios:
Allowance for credit losses to total loans (3)	1.01%	0.97%	1.01%
Allowance for credit losses to total nonperforming loans	1,160%	1,151%	301%
Nonperforming loans to total loans (3)	0.09%	0.08%	0.33%
Nonperforming assets to total assets	0.08%	0.08%	0.23%
Net charge-off (annualized) to average total loans (3)	0.05%	0.05%	0.03%
Average noninterest bearing deposits to average deposits	37.4%	40.9%	36.1%
Yield on loans(3)	6.35%	5.87%	4.35%
Cost of funds	2.40%	1.59%	0.26%

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Continued) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Capital Ratios:
Tier 1 capital (to average assets)(4)	11.42%	11.63%	9.82%
Total capital (to risk weighted assets)(4)	14.74%	14.94%	15.21%
Common equity tier 1 capital (to risk weighted assets)(4)	13.75%	14.03%	14.12%
Common equity to total assets	11.20%	11.02%	11.40%
Tangible common equity ratio (1)	10.36%	10.18%	10.57%

Loan Balances - Period End:
Commercial and Industrial	$1,482,983	$1,487,349	$1,377,615
PPP loans	709	3,256	35,744
Commercial real estate - income producing	3,970,903	3,919,941	3,543,795
Commercial real estate - owner occupied	1,095,699	1,110,325	1,104,982
1-4 Family mortgage	73,677	73,001	72,238
Construction - commercial and residential	948,877	877,755	783,101
Construction - C&I (owner occupied)	109,013	110,479	140,282
Home equity	53,829	51,782	54,804
Other consumer	1,986	1,744	1,246
Total loans	$7,737,676	$7,635,632	$7,113,807

Average Balances:
Total assets	$11,426,056	$11,255,956	$12,701,152
Total earning assets	$11,004,817	$10,829,703	$12,326,473
Total loans(3)	$7,712,023	$7,379,198	$7,053,701
Total deposits	$8,734,125	$9,524,139	$10,874,976
Total borrowings	$1,359,463	$411,060	$371,987
Total shareholders’ equity	$1,240,978	$1,233,705	$1,341,785

Asset Quality:
Net charge-off	$975	$896	$459
Nonperforming loans	$6,757	$6,469	$23,750
Other real estate owned	$1,962	$1,962	$1,635
Nonperforming assets	$8,719	$8,431	$25,386

(1) A reconciliation of non-GAAP financial measures to the nearest GAAP measure is provided in the tables that accompany this document.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.
(3) Excludes loans held for sale.
(4) Capital ratios for March 31, 2023 are subject to final filings with the Federal Reserve.

GAAP Reconciliation (unaudited)
(dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2023	2022	2022
Common shareholders' equity	$1,241,958	$1,228,321	$1,279,554
Less: Intangible assets	(104,226)	(104,233)	(104,241)
Tangible common equity	$1,137,732	$1,124,088	$1,175,313

Book value per common share	$39.92	$39.18	$39.89
Less: Intangible book value per common share	(3.35)	(3.32)	(3.25)
Tangible book value per common share	$36.57	$35.86	$36.64

Total assets	$11,088,867	$11,150,854	$11,227,223
Less: Intangible assets	(104,226)	(104,233)	(104,241)
Tangible assets	$10,984,641	$11,046,621	$11,122,982

Tangible common equity ratio	10.36%	10.18%	10.57%

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Average common shareholders' equity	$1,240,978	$1,233,705	$1,341,785
Less: Average intangible assets	(104,231)	(104,238)	(104,246)
Average tangible common equity	$1,136,747	$1,129,467	$1,237,539

Net income	$24,234	$42,193	$45,744
Return on average tangible common equity(1)	8.65%	14.82%	14.99%

Net interest income	$75,024	$85,600	$80,452
Noninterest income	3,700	5,329	7,453
Operating revenue	$78,724	$90,929	$87,905
Noninterest expense	$40,584	$38,918	$31,012
Efficiency ratio	51.6%	42.8%	35.3%
(1) Periods of less than a year are annualized.

GAAP Reconciliation (unaudited) - Continued
Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios, and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The above table provides reconciliation of these financial measures defined by GAAP with non-GAAP financial measures.
Pre-provision net revenue is a non-GAAP financial measure derived from GAAP based amounts. The Company calculates PPNR by subtracting noninterest expenses from the sum of net interest income and noninterest income. PPNR to Average Assets is calculated by dividing the PPNR amount by average assets to obtain a percentage. The Company considers this information important to shareholders because it illustrates revenue excluding the impact of provisions and reversals to the allowance for credit losses on loans. The table in the "Income Statement" section of this earnings release provides a reconciliation of PPNR and PPNR to Average Assets to the nearest GAAP measure.
Efficiency ratio is a non-GAAP measure calculated by dividing GAAP non-interest expense by the sum of GAAP net interest income and GAAP non-interest (loss) income. The Company believes that reporting the non-GAAP efficiency ratio more closely measures its effectiveness of controlling operational activities. The table above shows the calculation of the efficiency ratio from these GAAP measures.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)
	March 31,	December 31,	March 31,
Assets	2023	2022	2022
Cash and due from banks	$9,940	$12,655	$12,140
Federal funds sold	3,746	33,927	27,359
Interest-bearing deposits with banks and other short-term investments	159,078	265,272	682,883
Investment securities available-for-sale at fair value (amortized cost of $1,763,183, $1,803,898, and $1,873,491, net of allowance for credit losses of $31, $17 and $18 as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively)	1,582,185	1,598,666	1,775,633
Investment securities held-to-maturity at amortized cost, net of allowance for credit losses of $2,008, $766 and $817 (fair value of $965,786, $968,707 and $1,144,505, as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively)	1,075,303	1,093,374	1,153,399
Federal Reserve and Federal Home Loan Bank stock	79,134	65,067	29,026
Loans held for sale	6,488	6,734	25,504
Loans	7,737,676	7,635,632	7,113,807
Less allowance for credit losses	(78,377)	(74,444)	(71,505)
Loans, net	7,659,299	7,561,188	7,042,302
Premises and equipment, net	12,929	13,475	14,014
Operating lease right-of-use assets	23,060	24,544	28,969
Deferred income taxes	89,117	96,567	81,087
Bank-owned life insurance	111,217	110,998	109,415
Goodwill and intangible assets, net	104,226	104,233	104,241
Other real estate owned	1,962	1,962	1,635
Other assets	171,183	162,192	139,616
Total assets	$11,088,867	$11,150,854	$11,227,223
Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,247,706	$3,150,751	$2,951,594
Interest bearing transaction	907,637	1,138,235	888,598
Savings and money market	2,970,093	3,640,697	5,047,548
Time deposits	1,337,805	783,499	698,519
Total deposits	7,463,241	8,713,182	9,586,259
Customer repurchase agreements	37,854	35,100	28,293
Other short-term borrowings	2,113,801	975,001	150,000
Long-term borrowings	69,825	69,794	69,701
Operating lease liabilities	27,634	29,267	33,935
Reserve for unfunded commitments	6,704	5,857	4,369
Other liabilities	127,850	94,332	75,112
Total liabilities	9,846,909	9,922,533	9,947,669
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 31,111,647, 31,346,903, and 32,079,474 respectively	308	310	318
Additional paid in capital	397,012	412,303	437,820
Retained earnings	1,025,552	1,015,215	963,140
Accumulated other comprehensive loss	(180,914)	(199,507)	(121,724)
Total Shareholders' Equity	1,241,958	1,228,321	1,279,554
Total Liabilities and Shareholders' Equity	$11,088,867	$11,150,854	$11,227,223

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Interest Income
Interest and fees on loans	$120,850	$109,251	$75,830
Interest and dividends on investment securities	13,545	13,591	11,430
Interest on balances with other banks and short-term invest.	5,774	5,696	1,057
Interest on federal funds sold	78	592	4
Total interest income	140,247	129,130	88,321

Interest Expense
Interest on deposits	48,954	39,239	6,359
Interest on customer repurchase agreements	302	266	13
Interest on other short-term borrowings	14,930	2,988	460
Interest on long-term borrowings	1,037	1,037	1,037
Total interest expense	65,223	43,530	7,869
Net Interest Income	75,024	85,600	80,452
Provision for (Reversal of) Credit Losses	6,164	(464)	(2,787)
Provision for (Reversal of) Unfunded Commitments	848	161	(11)
Net Interest Income After Provision For Credit Losses	68,012	85,903	83,250

Noninterest Income
Service charges on deposits	1,510	1,429	1,286
Gain on sale of loans	305	534	1,492
Net gain (loss) on sale of investment securities	(21)	3	(25)
Increase in cash surrender value of bank-owned life insurance	655	658	626
Other income	1,251	2,705	4,074
Total noninterest income	3,700	5,329	7,453

Noninterest Expense
Salaries and employee benefits	24,174	23,691	17,019
Premises and equipment expenses	3,317	3,292	3,128
Marketing and advertising	636	1,290	1,064
Data processing	3,099	3,117	2,880
Legal, accounting and professional fees	3,254	2,553	1,561
FDIC insurance	1,486	1,718	1,058
Other expenses	4,618	3,257	4,302
Total noninterest expense	40,584	38,918	31,012
Income Before Income Tax Expense	31,128	52,314	59,691
Income Tax Expense	6,894	10,121	13,947
Net Income	$24,234	$42,193	$45,744

Earnings Per Common Share
Basic	$0.78	$1.32	$1.43
Diluted	$0.78	$1.32	$1.42

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates vs. Prior Quarter (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2023			December 31, 2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$526,506	$5,774	4.45%	$600,653	$5,696	3.76%
Loans held for sale (1)	4,093	60	5.86%	6,868	102	5.94%
Loans (1) (2)	7,712,023	120,790	6.35%	7,379,198	109,149	5.87%
Investment securities available-for-sale (2)	1,660,258	7,811	1.91%	1,658,228	7,753	1.85%
Investment securities held-to-maturity (2)	1,087,047	5,734	2.14%	1,105,209	5,838	2.10%
Federal funds sold	14,890	78	2.12%	79,547	592	2.95%
Total interest earning assets	11,004,817	$140,247	5.17%	10,829,703	$129,130	4.73%
Total noninterest earning assets	495,889			501,977
Less: allowance for credit losses	74,650			75,724
Total noninterest earning assets	421,239			426,253
TOTAL ASSETS	$11,426,056			$11,255,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$1,065,421	$6,107	2.32%	$996,951	$3,877	1.54%
Savings and money market	3,326,807	33,274	4.06%	3,963,022	31,571	3.16%
Time deposits	1,078,227	9,573	3.60%	667,202	3,791	2.25%
Total interest bearing deposits	5,470,455	48,954	3.63%	5,627,175	39,239	2.77%
Customer repurchase agreements	38,257	302	3.20%	45,521	266	2.32%
Other short-term borrowings	1,251,392	14,930	4.77%	295,756	2,988	4.04%
Long-term borrowings	69,814	1,037	5.94%	69,783	1,037	5.94%
Total interest bearing liabilities	6,829,918	$65,223	3.87%	6,038,235	$43,530	2.86%
Noninterest bearing liabilities:
Noninterest bearing demand	3,263,670			3,896,964
Other liabilities	91,490			87,052
Total noninterest bearing liabilities	3,355,160			3,984,016
Shareholders’ equity	1,240,978			1,233,705
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,426,056			$11,255,956
Net interest income		$75,024			$85,600

Net interest spread			1.30%			1.87%
Net interest margin			2.77%			3.14%
Cost of funds			2.40%			1.59%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.7 million and $3.8 million for the three months ended March 31, 2023 and December 31, 2022, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates vs. Year Ago Quarter (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2023			2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$526,506	$5,774	4.45%	$2,403,017	$1,057	0.18%
Loans held for sale (1)	4,093	60	5.86%	26,887	219	3.26%
Loans (1) (2)	7,712,023	120,790	6.35%	7,053,701	75,611	4.35%
Investment securities available-for-sale (2)	1,660,258	7,811	1.91%	2,794,681	11,280	1.64%
Investment securities held-to-maturity (2)	1,087,047	5,734	2.14%	24,011	150	2.53%
Federal funds sold	14,890	78	2.12%	24,176	4	0.07%
Total interest earning assets	11,004,817	$140,247	5.17%	12,326,473	$88,321	2.91%
Total noninterest earning assets	495,889			449,625
Less: allowance for credit losses	74,650			75,105
Total noninterest earning assets	421,239			374,520
TOTAL ASSETS	$11,426,056			$12,700,993

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$1,065,421	$6,107	2.32%	$754,833	$322	0.17%
Savings and money market	3,326,807	33,274	4.06%	5,476,721	3,723	0.28%
Time deposits	1,078,227	9,573	3.60%	722,646	2,314	1.30%
Total interest bearing deposits	5,470,455	48,954	3.63%	6,954,200	6,359	0.37%
Customer repurchase agreements	38,257	302	3.20%	25,628	13	0.21%
Other short-term borrowings	1,251,392	14,930	4.77%	276,669	460	0.67%
Long-term borrowings	69,814	1,037	5.94%	69,690	1,037	5.95%
Total interest bearing liabilities	6,829,918	$65,223	3.87%	7,326,187	$7,869	0.44%
Noninterest bearing liabilities:
Noninterest bearing demand	3,263,670			3,920,776
Other liabilities	91,490			112,404
Total noninterest bearing liabilities	3,355,160			4,033,180
Shareholders’ equity	1,240,978			1,341,626
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,426,056			$12,700,993
Net interest income		$75,024			$80,452

Net interest spread			1.30%			2.47%
Net interest margin			2.77%			2.65%
Cost of funds			2.40%			0.26%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.7 million and $3.7 million for the three months ended March 31, 2023 and March 31, 2022, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2023	2022	2022	2022	2022	2021	2021	2021
Total interest income	$140,247	$129,130	$111,527	$95,635	$88,321	$86,230	$89,152	$94,920
Total interest expense	65,223	43,530	27,630	12,717	7,869	8,044	10,107	10,288
Net interest income	75,024	85,600	83,897	82,918	80,452	78,186	79,045	84,632
Provision for (reversal of) credit losses	6,164	(464)	3,022	495	(2,787)	(6,412)	(8,203)	(3,856)
Provision for (reversal of) unfunded commitments	848	161	774	553	(11)	(632)	716	(761)
Net interest income after provision for credit losses	68,012	85,903	80,101	81,870	83,250	85,230	86,532	89,249
Noninterest income before investment gain (loss)	3,721	5,326	5,304	5,715	7,478	9,668	6,780	10,607
Net gain (loss) on sale of investment securities	(21)	3	4	(151)	(25)	906	1,519	318
Total noninterest income	3,700	5,329	5,308	5,564	7,453	10,574	8,299	10,925
Salaries and employee benefits	24,174	23,691	21,538	21,805	17,019	24,608	22,145	19,876
Premises and equipment	3,317	3,292	3,275	3,523	3,128	3,755	3,859	3,644
Marketing and advertising	636	1,290	1,181	1,186	1,064	1,286	1,013	980
Other expenses	12,457	10,645	10,212	32,448	9,801	9,660	9,358	10,994
Total noninterest expense	40,584	38,918	36,206	58,962	31,012	39,309	36,375	35,494
Income before income tax expense	31,128	52,314	49,203	28,472	59,691	56,495	58,456	64,680
Income tax expense	6,894	10,121	11,906	12,776	13,947	14,875	14,847	16,687
Net income	$24,234	$42,193	$37,297	$15,696	$45,744	$41,620	$43,609	$47,993
Per Share Data:
Earnings per weighted average common share, basic	$0.78	$1.32	$1.16	$0.49	$1.43	$1.30	$1.36	$1.50
Earnings per weighted average common share, diluted	$0.78	$1.32	$1.16	$0.49	$1.42	$1.30	$1.36	$1.50
Weighted average common shares outstanding, basic	31,109,267	31,819,631	32,084,464	32,080,657	32,033,280	31,950,320	31,959,357	31,962,819
Weighted average common shares outstanding, diluted	31,180,346	31,898,619	32,155,678	32,142,427	32,110,099	32,030,998	32,030,527	32,025,110
Actual shares outstanding at period end	31,111,647	31,346,903	32,082,321	32,081,241	32,079,474	31,950,092	31,947,458	31,961,573
Book value per common share at period end	$39.92	$39.18	$38.02	$39.05	$39.89	$42.28	$41.68	$40.87
Tangible book value per common share at period end (1)	$36.57	$35.86	$34.77	$35.80	$36.64	$38.97	$38.39	$37.58
Dividend per common share	$0.45	$0.45	$0.45	$0.45	$0.40	$0.40	$0.40	$0.35
Performance Ratios (annualized):
Return on average assets	0.86%	1.49%	1.29%	0.54%	1.46%	1.32%	1.46%	1.68%
Return on average common equity	7.92%	13.57%	11.64%	4.91%	13.83%	12.30%	13.00%	14.92%
Return on average tangible common equity(1)	8.65%	14.82%	12.67%	5.35%	14.99%	13.35%	14.11%	16.25%
Net interest margin	2.77%	3.14%	3.02%	2.94%	2.65%	2.55%	2.73%	3.04%
Efficiency ratio (2)	51.55%	42.8%	40.6%	66.6%	35.3%	44.3%	41.7%	37.1%
Other Ratios:
Allowance for credit losses to total loans (3)	1.01%	0.97%	1.04%	1.02%	1.01%	1.06%	1.21%	1.28%
Allowance for credit losses to total nonperforming loans	1,160%	1,151%	997%	386%	301%	257%	265%	187%
Nonperforming loans to total loans (3)	0.09%	0.08%	0.10%	0.26%	0.33%	0.41%	0.46%	0.68%
Nonperforming assets to total assets	0.08%	0.08%	0.09%	0.19%	0.23%	0.26%	0.31%	0.50%
Net charge-off (recovery)(annualized) to average total loans (3)	0.05%	0.05%	—%	(0.04)%	0.03%	0.07%	0.08%	0.30%
Tier 1 capital (to average assets)	11.42%	11.63%	11.55%	10.68%	9.82%	10.19%	10.58%	10.65%
Total capital (to risk weighted assets)	14.74%	14.94%	15.60%	15.14%	15.21%	15.74%	16.18%	17.44%
Common equity tier 1 capital (to risk weighted assets)	13.75%	14.03%	14.64%	14.06%	14.12%	14.63%	14.95%	14.24%
Tangible common equity ratio (1)	10.36%	10.18%	10.52%	10.60%	10.57%	10.60%	10.68%	11.07%
Average Balances (in thousands):
Total assets	$11,426,056	$11,255,956	$11,431,110	$11,701,679	$12,701,152	$12,538,596	$11,826,326	$11,453,080
Total earning assets	$11,004,817	$10,829,703	$11,030,670	$11,300,267	$12,326,473	$12,180,872	$11,486,280	$11,152,933
Total loans(3)	$7,712,023	$7,379,198	$7,282,589	$7,104,727	$7,053,701	$6,890,414	$7,055,621	$7,382,238
Total deposits	$8,734,125	$9,524,139	$9,907,497	$10,184,886	$10,874,976	$10,670,206	$9,948,114	$9,530,909
Total borrowings	$1,359,463	$411,060	$158,001	$152,583	$371,987	$402,393	$448,697	$536,926
Total shareholders’ equity	$1,240,978	$1,233,705	$1,271,753	$1,281,742	$1,341,785	$1,342,525	$1,331,022	$1,290,029
(1) A reconciliation of non-GAAP financial measures to the nearest GAAP measure is provided in the tables that accompany this document.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.